Exhibit 24.1

             Consent of Ernst & Young LLP


      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-
3  No.33-____) and related Prospectus of Electrosource,
Inc. for the registration of 1,231 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 1996, except for Note O, as to which the date is March 18, 1996, with respect to the financial statements and schedule of Electrosource, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                              /s/  Ernst & Young LLP

Austin, Texas
August 19, 1996